CONSENT OF THE LONDON GROUP REALTY ADVISORS

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Reven Housing REIT, Inc., a Maryland corporation (the “Company”), to the references to The London Group Realty Advisors market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Industry Overview and Market Opportunity,” “Our Business and Investments” and “Experts” in the Registration Statement, and, if applicable, the attachment of such market study as an exhibit to the Registration Statement.

Dated: May 27, 2014

THE LONDON GROUP REALTY ADVISORS

By	/s/ Gary H. London
Name:	Gary H. London
Title:	President